UNITED STATES
                    	SECURITIES AND EXCHANGE COMMISSION
                       		Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                             Resource Capital Corp.
 -------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, Par Value $.01
 -------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   76120W302
 -------------------------------------------------------------------------------
                                 (CUSIP Number)


                             	December 31, 2006
 -------------------------------------------------------------------------------
            (Date of Event which Requires Filing of this Settlement)


             Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

             [x]  Rule 13d-1(b)
             [ ]  Rule 13d-1(c)
             [ ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).













                                  SCHEDULE 13G


CUSIP No. 76120W302                                  Page  2  of  4  Pages
          -------------                                   ---    ---

--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Kensington Investment Group, Inc., IRS ID# 68-0309666
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a)  [ ]
                                                                   (b)  [x]
--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                      Delaware, USA
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                   5      SOLE VOTING POWER
           Number of
            Shares                             1,283,308
         Beneficially              ---------------------------------------------
           Owned by                6      SHARED VOTING POWER
             Each
          Reporting                           -0-
            Person                 ---------------------------------------------
             With                  7      SOLE DISPOSITIVE POWER

                                               1,283,308
                                   ---------------------------------------------
                                   8      SHARED DISPOSITIVE POWER

                                               -0-
-------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                  1,283,308
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES*                                               [ ]

--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


                  5.39%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*


                  IA
--------------------------------------------------------------------------------






                                  SCHEDULE 13G



CUSIP No. 76120W302                                  Page  3  of  4  Pages
          ---------------                                 ---    ---

Item 1.
         (a)      Name of Issuer: Resource Capital Corp.

         (b)      Address of Issuer's Principal Executive Offices:

			712  Fifth Avenue, 10th Floor
                        New York, NY 10019
Item 2.
         (a)      Name of Person Filing: Kensington Investment Group, Inc.

         (b)      Business Address: 4 Orinda Way, Suite 200C, Orinda, CA 94563

         (c)      Citizenship: USA

         (d)      Title of Class of Securities: Common Stock

         (e)      CUSIP Number: 76120W302

Item 3.  Not applicable

Item 4.  Ownership

	 (a) Amount beneficially owned:  1,283,308 shares of common stock.

	 (b) Percent of class:  5.39%

	 (c) Number of shares as to which the person has:

	   (i) Sole power to vote or to direct the vote: 1,283,308 shares

          (ii) Shared power to vote or to direct the vote: 0

         (iii) Sole power to dispose or to direct the disposition of: 1,283,308

   	  (iv) Shared power to dispose or to direct the disposition of: 0

Item 5.  Ownership of Five Percent or Less of a Class

         Not applicable.

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person

     	 Shares are owned indirectly by Kensington Investment Group, Inc. in their capacity as general partner and investment adviser to private investment partnerships and as the investment adviser to The Kensington Funds, a Registered Investment Company.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported On By the Parent Holding Company

         Not applicable.








				SCHEDULE 13G



CUSIP No. 76120W302                                  Page  4  of  4  Pages
          ---------------                                 ---    ---

Item 8.  Identification and Classification of Members of the Group.

         Not applicable.

Item 9.  Notice of Dissolution of Group

         Not applicable.

Item 10. Certification

         (a)      Not applicable

         (b) By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



    After reasonable inquiry and to the best of my information and belief, I certify that the information set forth in this statement is true, complete, and correct.



January 29, 2007            Kensington Investment Group, Inc.


                            By: /s/ John P. Kramer
                            John P. Kramer, President